Exhibit 10.14

Form of Phantom Unit Award Agreement
(Non-Employee Director without Deferral Election)

This Phantom Unit Award Agreement (this “Agreement”) is made and entered into as of [●] (the “Date of Grant”) by and between GP Natural Resource Partners LLC, a Delaware limited liability company (“GP LLC”), and [●] (“you” or “Service Provider”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Natural Resource Partners L.P. 2017 Long Term Incentive Plan (the “Plan”).
WHEREAS, Natural Resource Partners L.P., a Delaware limited partnership (the “Partnership”), acting through the Board of Directors of GP LLC (the “Board”), the general partner of NRP (GP) LP, a Delaware limited partnership, the general partner of the Partnership (the “General Partner”), GP LLC has adopted the Plan under which GP LLC is authorized to grant Phantom Units to certain Service Providers of the Partnership;
    WHEREAS, the Partnership, in order to induce you to enter into and to continue to dedicate service to the Partnership and to materially contribute to the success of the Partnership, agrees to grant you the Phantom Unit Award;
    WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein; and
WHEREAS, you desire to accept the Phantom Unit Award made pursuant to this Agreement.
NOW, THEREFORE, in consideration of and mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties agree as follows:
1.The Grant. Subject to the conditions set forth below, the Partnership hereby grants you effective as of the Date of Grant, as a matter of separate inducement but not in lieu of any salary or other compensation for your services to the Partnership, an Award consisting of [●] Phantom Units (the “Phantom Unit Award”) in accordance with the terms and conditions set forth in this Agreement and the Plan, whereby each Phantom Unit represents the right to receive one Unit on the date the Forfeiture Restrictions expire with respect to such Phantom Unit.
2.Phantom Unit Account. The Partnership shall establish and maintain a bookkeeping account on its records for you (a “Phantom Unit Account”) and shall record in such Phantom Unit Account: (a) the number of Phantom Units granted to you, (b) the amount deliverable to you at settlement, and (c) the amount of any distribution equivalent rights credited to you in accordance with Section 5 hereof. You shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for you.
3.Rights of Service Provider. No Units shall be issued to you at the time the grant is made, and you shall not be, nor have any of the rights and privileges of, a unitholder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account. You shall have no voting rights with respect to the Phantom Units.

4.Vesting and Transferability. The Phantom Units are restricted in that they may be forfeited by the Service Provider and in that they may not, except as otherwise provided in the Plan, be transferred or otherwise disposed of by the Service Provider. Subject to the terms and conditions of this Agreement, the restrictions with respect to the Phantom Unit Award (including any associated DERs) will expire and such Phantom Units will become vested and nonforfeitable on the one year anniversary of the Date of Grant; provided, however, that the restrictions will expire on such date only if you remain a member of the Board continuously from the Date of Grant through the vesting date.
5.Distribution Equivalent Rights. The Partnership hereby grants to you rights to dividend equivalents with respect to the Phantom Units granted pursuant to this Agreement (“DERs”). The DERs awarded to you under this Section 5 shall entitle you to the payment, with respect to each Unit that is subject to a Phantom Unit granted pursuant to this Agreement, of an amount in cash equal to the amount of any cash dividend or Unit distribution paid by the GP LLC with respect to one Unit while such Phantom Unit remains outstanding. Such amount shall be subject to the same vesting schedule as the Phantom Unit to which it relates and shall be paid to you in cash on the date that the Phantom Unit to which it relates is settled in accordance with Section 8 hereof. No interest shall be payable or otherwise owed with respect to such DERs for the period of time beginning on the date a distribution is paid to the Partnership’s unitholders and ending on the date the DERs are paid to you pursuant to this Agreement.
6.Termination of Board Service. If your service as a member of the Board terminates for any reason, then the portion of the Phantom Unit Award (and any associated DERs) for which the Forfeiture Restrictions have not lapsed as of the date of termination shall become null and void and such Phantom Units shall be forfeited.
7.Leave of Absence. With respect to the Phantom Unit Award, the Partnership may, in its sole discretion, determine that if you are on a leave of absence for any reason, you will be considered to still be a Service Provider to the Partnership Group; provided, that rights to the Phantom Unit Award during a leave of absence will be limited to the extent to which those rights were earned or vested when the leave of absence began.
8.Settlement Date; Manner of Settlement. Promptly following the expiration of the Forfeiture Restrictions, but in no event later than the first March 15 following the date the Forfeiture Restrictions expire with respect to a Phantom Unit, the Partnership shall deliver to you the number of Units equal to the number of Phantom Units granted to you hereunder as to which the Forfeiture Restrictions have lapsed. In addition, the Partnership shall deliver to you an amount of cash equal to the DERs that relate to the Phantom Units as to which the Forfeiture Restrictions have lapsed. The amounts deliverable pursuant to this Section 8 shall not bear any interest owing to the passage of time.
9.Right of the Partnership and its Affiliates to Terminate Services. Nothing in this Agreement confers upon you the right to continue as a Service Provider for the Partnership or its Affiliates, or interfere in any way with the rights of the Partnership or its Affiliates to terminate your service relationship at any time.

10.Furnish Information. You agree to furnish to the Partnership all information requested by the Partnership to enable it to comply with any reporting or other requirements imposed upon the Partnership by or under any applicable statute or regulation.
11.No Liability for Good Faith Determinations. The Partnership and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Unit Award.
12.Executions of Receipts and Releases. Any payment of cash or other property to you, or to your legal representative, heir, legatee or distributee in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such Persons hereunder. The Partnership may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
13.No Guarantee of Interests. The Board and the Partnership do not guarantee the Phantom Units from loss or depreciation.
14.Partnership Records. Records of the Partnership or its Affiliates regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Partnership to be incorrect.
15.Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the Person to whom it is properly addressed or if earlier, the date it is sent via certified United States mail or reputable overnight delivery service (charges prepaid).
16.Waiver of Notice. Any Person entitled to notice hereunder may waive such notice in writing.
17.Successors. The Partnership may assign any of its rights under this Agreement without your consent. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of GP LLC, the General Partner and the Partnership. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement shall be binding upon and enforceable against you and your beneficiaries, executors, administrators and the person(s) to whom the Phantom Unit Award may be transferred by will or the laws of descent or distribution.
18.Tax Consultation. Service Provider acknowledges and agrees that (a) Service Provider is not relying upon any determination by GP LLC, the General Partner, the Partnership, any of their respective Affiliates, or any of their respective employees, directors, officers, attorneys, or agents (collectively, the “Partnership Parties”) of the Fair Market Value of the Units on the Date of Grant, (b) Service Provider is not relying upon any written or oral statement or representation of the Partnership Parties regarding the tax effects associated with your execution of the Agreement and his or her receipt, holding and vesting of the Phantom Unit Award, and (c) in deciding to enter into this Agreement, Service Provider is relying on his or her own judgment and the judgment of the professionals of Service Provider’s choice with whom he or she has consulted. Service Provider hereby releases, acquits and forever discharges the Partnership Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with Service Provider’s execution of the Agreement and his or her receipt, holding and exercise of the Phantom Unit Award.
19.Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
20.Partnership or Committee Action. Any action required of GP LLC, the Partnership or the General Partner shall be by resolution of the Board or Committee or by a Person or entity authorized to act by resolution of the Board or Committee.
21.Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
22.Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law.
23.Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Service Provider hereby consents to receive documents from the Partnership, GP LLC, the General Partner, and any plan administrator by means of electronic delivery, provided that such delivery complies with the rules, regulations and guidance issued by the Securities and Exchange Commission and any other applicable government agency. This consent shall be effective for the entire time that the Service Provider is a participant in the Plan.
24.Consent to Jurisdiction and Venue. You hereby consent and agree that state courts located in Harris County, Texas and the United States District Court for the Southern District of Texas each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Partnership (or its Affiliate) arising in connection with the Phantom Unit Award or this Agreement. In any dispute with the Partnership (or its Affiliate), you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.
25.Amendment. This Agreement may be amended by the Board or by the Committee at any time in a manner consistent with Section 7(a) of the Plan.
26.Terms of Agreement. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in this Agreement and the Plan. Together, this Agreement and the Plan constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

IN WITNESS HEREOF, GP LLC has caused this Agreement to be executed by its officer thereto duly authorized, and Service Provider has set his or her hand as to the date and year first written above.

GP Natural Resource Partners LLC,
a Delaware limited liability company

By:
Name:
Title:

[NON-EMPLOYEE DIRECTOR]